   As filed with the Securities and Exchange Commission on December 27, 1996
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                             NOBLE AFFILIATES, INC.

             (Exact name of registrant as specified in its charter)
              Delaware                                       73-0785597
   (State or other jurisdiction of                      (I.R.S. Employer
   incorporation or organization)                      Identification No.)

                              110 West Broadway
                            Ardmore, Oklahoma 73401
                                 (405) 223-4110

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          --------------------------
                                 ROBERT KELLEY
          Chairman of the Board, President and Chief Executive Officer
                             Noble Affiliates, Inc.
                               110 West Broadway
                            Ardmore, Oklahoma 73401
                                 (405) 223-4110
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                          --------------------------
                                   Copies to:
                               ROBERT D. CAMPBELL
                              MICHAEL L. BENGTSON
                            Thompson & Knight, P.C.
                        1700 Pacific Avenue, Suite 3300
                              Dallas, Texas 75201
                                 (214) 969-1700

                          --------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                 PROPOSED MAXIMUM          PROPOSED
  TITLE OF EACH CLASS OF        AMOUNT TO       OFFERING PRICE PER     MAXIMUM AGGREGATE       AMOUNT OF
     SECURITIES TO BE         BE REGISTERED          UNIT (1)         OFFERING PRICE (2)    REGISTRATION FEE
        REGISTERED                                                                                (2)
------------------------------------------------------------------------------------------------------------
 Debt Securities (3) . . . .   $575,000,000            100%              $575,000,000           $174,243
------------------------------------------------------------------------------------------------------------
 Common Stock, par value
   $3.33 1/3 per share . . .       (4)                  --                     --                 None
------------------------------------------------------------------------------------------------------------

(1) The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $575,000,000.
(3) Subject to Footnote (2), there are being registered hereunder an indeterminate principal amount of Debt Securities as may be sold from time to time by the Registrant. If any such Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price of up to $575,000,000.
(4) Such indeterminate number of shares of Common Stock as may be issuable without additional consideration upon conversion of Debt Securities, if any, registered hereby that upon issuance are convertible into Common Stock.
                          --------------------------


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

[Form of Prospectus Supplement. A Prospectus Supplement in definitive form reflecting the terms of each series of Debt Securities and the terms of each offer and issuance thereof will accompany the definitive Prospectus in connection with each such series offered, issued and sold pursuant to this Registration Statement.]


PROSPECTUS SUPPLEMENT
(To Prospectus dated December 27, 1996)



                                $_______________


                             NOBLE AFFILIATES, INC.


                               [Debt Securities]


       [Description to come.]





                            _______________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE  COMMISSION OR  ANY  STATE SECURITIES  COMMISSION  NOR
        HAS  THE  SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE
           SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
            OF THIS  PROSPECTUS SUPPLEMENT OR THE  PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================================
                                                      PRICE TO             UNDERWRITING              PROCEEDS TO
                                                      PUBLIC(1)             DISCOUNT(2)             COMPANY(1)(3)
 Per [Debt Security]                                        %                       %                       %
-----------------------------------------------------------------------------------------------------------------
 Total(4)  . . . . . . . . . . . . . . . . .     $                      $                      $
=================================================================================================================


(1)    Plus accrued interest[, if any, ]from __________, 199__.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3)    Before deducting expenses payable by the Company estimated at $________.
(4) The Company has granted the Underwriters a 30-day option to purchase up to an additional $______ aggregate principal amount of [Debt Securities] on the same terms as set forth above to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $______, $______ and $______, respectively.

       The [Debt Securities] are being offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the [Debt Securities] will be made on or about ____________, 199__.


                                 [UNDERWRITERS]



          The date of this Prospectus Supplement is __________, 199__.

       IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF [IDENTIFY EACH CLASS OF SECURITIES IN WHICH SUCH TRANSACTIONS MAY BE EFFECTED] AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

       This Prospectus Supplement and the Prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus Supplement, the Prospectus and the documents incorporated herein by reference, including without limitation, statements under "The Company -- Business Strategy," "-- Exploration and Development," "-- Properties -- Reserves" and "-- Hedging Arrangements" in the Prospectus, regarding the Company's estimates of oil and gas reserves and the future net cash flows attributable thereto, anticipated capital expenditures, business strategy, plans and objectives of management of the Company for future operations and industry conditions, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") include without limitation future production levels, future prices and demand for oil and gas, results of future exploration and development activities, future operating and development costs, the effect of existing and future laws and governmental regulations (including those pertaining to the environment) and the political and economic climate of the United States and the foreign countries in which the Company operates from time to time, as discussed in this Prospectus Supplement, the Prospectus and the other documents of the Company filed with the Securities and Exchange Commission (the "Commission"). All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.


                            OIL AND GAS TERMINOLOGY

       Quantities of oil, condensate and natural gas liquids are expressed in this Prospectus Supplement and the Prospectus in barrels ("bbls"), thousands of barrels ("Mbbls") or millions of barrels ("MMbbls"), and quantities of natural gas are expressed in thousands of cubic feet ("Mcf"), millions of cubic feet ("MMcf") or billions of cubic feet ("Bcf"). As used herein, "Mcfe" means thousands of cubic feet of gas equivalent, "MMcfe" means millions of cubic feet of gas equivalent and "Bcfe" means billions of cubic feet of gas equivalent; and "MMBTU" means one million British Thermal Units. Oil, condensate and natural gas liquids are converted to gas equivalents using the ratio of six Mcf of natural gas to one barrel of oil, condensate or natural gas liquids. A "gross" acre or well is an acre or well in which a working interest is owned, and a "net" acre or well is deemed to exist when the sum of fractional ownership interests in gross acres or wells equals one. "Undeveloped acreage" means lease acres on which wells have not been drilled or completed to a point that would permit production of commercial quantities of oil or gas regardless of whether such acreage contains proved reserves, including lease acres (held by production under terms of a lease) that are not within the spacing unit containing, or acreage assigned to, the productive well so holding the lease.

                            _______________________

       Capitalized terms not otherwise defined herein shall have the meanings given to them in the Prospectus.

                                    SUMMARY

       This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere or incorporated by reference in the Prospectus and this Prospectus Supplement. Unless otherwise indicated or the context otherwise requires, the "Company" refers to Noble Affiliates, Inc. and its subsidiaries (including EDC) and predecessors and "EDC" refers to Energy Development Corporation and its subsidiaries.

                                  THE COMPANY

GENERAL

       Noble Affiliates, Inc. is an independent energy company engaged, through its subsidiaries, in the exploration, production and marketing of crude oil and natural gas. The Company's reserves are located principally offshore in the Gulf of Mexico with other significant domestic reserves located onshore in the gulf coast of Texas and Louisiana, Mid-continent and Rocky Mountain regions and onshore California. Its international operations are located primarily in Argentina, the North Sea, Equatorial Guinea and Canada. On a pro forma basis, giving effect to the EDC Acquisition (as hereinafter defined), the Company's estimated proved reserves as of December 31, 1995 consisted of 1,311.2 Bcf of gas and 121.5 MMbbls of oil.

       The Company's principal business strategy is to increase reserves, production and cash flow through a balanced program of exploratory and development drilling, supplemented by strategic acquisitions. The Company focuses its exploration and development drilling efforts in areas where it has a concentration of existing producing properties in order to achieve operating and technical efficiencies. The Company's acquisition strategy is to purchase large working interests in operated oil and gas properties with exploration and development opportunities that complement its existing operations and where the Company can capture operating synergies and efficiencies. In addition, the Company seeks to acquire larger working interests in existing properties and to dispose of non-strategic or economically marginal wells. During the three-year period ended December 31, 1995, the Company replaced approximately 273 percent of its production at an average cost of $0.86 per Mcfe.

       The Company has numerous development and exploration opportunities, the most important of which are on its extensive Gulf of Mexico properties where the Company believes it is one of the largest independent operators. Including the EDC Acquisition, the Company has eight offshore properties currently under development on which production is expected to commence in late 1996 or early 1997. The Company believes that the size and scope of its operations provide it with certain economies of scale which allow it to more efficiently operate properties in the Gulf of Mexico and, combined with the Company's long presence in the Gulf of Mexico, give it an advantage over many other operators in making drilling and acquisition decisions.

                                EDC ACQUISITION

       Pursuant to its stated business strategy, on July 31, 1996, the Company purchased all of the outstanding common stock of Energy Development Corporation ("EDC"), a wholly owned indirect subsidiary of Public Service Enterprise Group (the "EDC Acquisition"), for approximately $768 million in cash. EDC's major properties are located domestically in the Gulf of Mexico and onshore Louisiana and Texas, and internationally in Argentina and the United Kingdom sector of the North Sea.

       As of December 31, 1995, EDC's estimated proved reserves were approximately 460.9 Bcf of gas and 37.5 MMbbls of oil, as evaluated by Samedan Oil Corporation ("Samedan"), a wholly owned subsidiary of the Company. Approximately 67 percent of such reserves were natural gas and 75 percent of such reserves were located in the United States. EDC's average daily production in 1995 and the nine months ended September 30, 1996 are approximately 205 MMcf and 213 MMcf of gas and 11,000 bbls and 11,650 bbls of oil, respectively. Approximately 86 percent of such production of EDC for the nine months ended September 30, 1996 was located in the United States. As of December 31, 1995, EDC held 483,344 net domestic undeveloped leasehold acres, and royalty, overriding royalty and other mineral interests in 37,663 net acres.

       The Company believes that the EDC Acquisition achieved several of its strategic objectives. First, it materially enhanced and leveraged the Company's significant position in the Gulf of Mexico where the Company's proved reserves as of December 31, 1995 (pro forma for the EDC Acquisition) increased by 46 percent to 993.9 Bcfe. Second, it furthers the Company's goals of owning large working interests in oil and gas properties and operating such properties wherever appropriate. The Company believes that it can capitalize on its capabilities as a low-cost operator and realize cost savings, particularly in the Gulf of Mexico, where it already has extensive operations in place. Third, the longer-lived reserves of certain of EDC's domestic onshore and international properties provide an attractive balance to the Company's shorter-lived fields in the Gulf of Mexico. Fourth, the acquisition of international reserves in Argentina and the United Kingdom sector of the North Sea adds geographic diversity to the Company's portfolio of oil and gas properties consistent with its traditional risk profile.


                                  THE OFFERING

       [More description to come.]

                      SUMMARY FINANCIAL AND OPERATING DATA
     (Expressed in thousands, except per share amounts and except as noted)


                                                     Company Historical                            Pro Forma (1)
                                ---------------------------------------------------------     ----------------------------
                                                                           Nine Months
                                                                              Ended               Year        Nine Months
                                    Year Ended December 31,              September 30,            Ended          Ended
                                ---------------------------------     -------------------     December 31,   September 30,
                                    1993        1994        1995         1995        1996         1995           1996
                                ----------   ---------   --------     ---------   --------    ------------   -------------
                                                                           (unaudited)              (unaudited)
  Income Statement Data:
    Gas and oil sales and
     royalties  . . . . . . .   $  278,004   $ 306,169   $328,134     $ 234,150   $396,149     $532,184         $539,575
    Gathering, marketing and
     processing . . . . . . .                   43,921    112,702        71,334    209,796      202,751          278,427
    Other income  . . . . . .        8,579       8,299     46,182 (2)     3,790      5,282      107,822 (3)        9,356
                                ----------   ---------   --------     ---------   --------     --------         --------
                                   286,583     358,389    487,018       309,274    611,227      842,757          827,358
    Costs and expenses  . . .      265,924     353,164    479,020 (4)   298,728    524,534      842,636 (4)      759,446
                                ----------   ---------   --------     ---------   --------     --------         --------
    Income before taxes . . .       20,659       5,225      7,998        10,546     86,693          121           67,913
    Income tax provisions . .        8,034       2,059      3,912         4,020     31,849           48           22,867
                                ----------   ---------   --------     ---------   --------     --------         --------
    Net income  . . . . . . .   $   12,625   $   3,166   $  4,086     $   6,526   $ 54,844     $     73         $ 45,046
                                ==========   =========   ========     =========   ========     ========         ========
    Primary earnings per
     share  . . . . . . . . .   $      .26   $     .06   $    .08     $     .13   $   1.09     $    .00         $    .90
                                ==========   =========   ========     =========   ========     ========         ========
    Fully diluted earnings
     per share (5)  . . . . .   $      .26   $     .06   $    .08     $     .13   $   1.04     $    .00         $    .84
                                ==========   =========   ========     =========   ========     ========         ========
    Weighted average
      number of  shares
      outstanding . . . . . .       48,098      49,970     50,046        50,032     50,356

  Other Financial Data:
    Net cash provided by
     operating
     activities . . . . . . .   $  139,381   $ 188,621   $238,920     $ 180,372   $293,664
    Capital expenditures  . .      510,113     161,344    259,242       197,060    944,007

  BALANCE SHEET DATA (AT
  PERIOD END):
    Property, plant and
     equipment, net . . . . .   $  794,605   $ 813,380   $843,945     $ 893,434  1,619,732

    Total assets  . . . . . .    1,067,996     933,516    989,176     1,006,501  1,916,963
    Long-term debt (including
     current
     installments)  . . . . .      453,760     376,956    376,992       401,983  1,129,019 (6)
    Shareholders' equity  . .      415,432     412,066    411,911       413,439    465,230 (6)

  Operating Data:
    Average daily production:
      Natural gas (MMcf)  . .        211.1       247.6      272.2         268.2      422.3
      Oil and condensate
       (Mbbls)  . . . . . . .         19.5        22.7       25.6          25.3       32.3
      Gas equivalent (MMcfe)         328.1       383.8      425.8         420.0      616.1
    Average sales prices:
      Natural gas (per Mcf)(7)  $     2.10   $    1.97   $   1.72     $    1.62   $   2.03
      Oil and condensate (per
       bbl)(8)  . . . . . . .   $    15.91   $   14.90   $  16.78     $   16.77   $  18.18
    Average lifting cost (per
     Mcfe)  . . . . . . . . .   $      .74   $     .62   $    .70
    Average finding cost
      (per Mcfe) (9)  . . . .   $      .86   $     .77   $    .94
    Reserve replacement
      percentage (10) . . . .          504%        175%       183%

  Gas and Oil Proved Reserve
    Data (at period end)
    (Unaudited):
    Estimated proved
     reserves:
      Natural gas (Bcf) . . .        691.5       779.0      850.3                               1,311.2
      Crude oil and
        condensate (MMbbls) .         73.0        75.5       84.0                                 121.5
      Gas equivalent (Bcfe) .      1,129.5     1,232.0    1,354.3                               2,040.2

____________
(1) The summary pro forma financial and operating data give effect to the EDC Acquisition and financing thereof, as if they occurred at the beginning of the respective periods. The summary pro forma financial data should be read in conjunction with the Consolidated Financial Statements and related notes of EDC and the Pro Forma Consolidated Financial Statements and related notes incorporated in the Prospectus by reference to the Company's Current Report on Form 8-K (Date of Event: July 31, 1996), as amended, and Form 10-Q for the quarter ended September 30, 1996.
(2) Includes $39 million related to the settlement of a Columbia Gas Transmission Corporation bankruptcy claim.
(3) Includes $74 million ($39 million for the Company and $35 million for EDC) related to the settlement of Columbia Gas Transmission Corporation bankruptcy claims.
(4) Includes a $59.5 million charge related to the write-down of certain assets in connection with the Company's adoption in 1995 of Financial Accounting Standards No. 121.

(5) Amounts shown were computed using the "if converted method" assuming the $230,000,000 outstanding principal amount of the Company's 4 1/4% Convertible Subordinated Notes due 2003 (the "Convertible Notes") were converted into Common Stock at the beginning of the period. The Convertible Notes were antidilutive for all periods ending on or before December 31, 1995. See footnote (6) below.
(6) Subsequent to September 30, 1996, $229,962,000 aggregate principal amount of the Convertible Notes were converted into 6,274,474 shares of Common Stock, and the Company redeemed the remaining $38,000 principal amount of the Convertible Notes using the proceeds from the sale of 1,036 shares of Common Stock to a standby underwriter engaged in connection with the redemption of the Convertible Notes (the "Conversion"). See "The Company -- Conversion of Convertible Notes" in the Prospectus.
(7) Includes the effect of natural gas hedging transactions. The amounts shown reflect an increase of $.05 per Mcf for the year ended December 31, 1993, an increase of $.05 per Mcf for the year ended December 31, 1995 and a decrease of $.29 per Mcf for the nine months ended September 30, 1996. See "The Company--Hedging Arrangements" in the Prospectus.
(8) Includes the effect of crude oil hedging transactions. The amounts shown reflect an increase of $.04 per bbl for the year ended December 31, 1994, an increase of $.28 per bbl for the year ended December 31, 1995, a decrease of $1.14 per bbl for the nine months ended September 30, 1995 and an increase of $.47 per bbl for the nine months ended September 30, 1996. See "The Company--Hedging Arrangements" in the Prospectus.
(9) Finding cost reflects the sum of property acquisition costs, exploration costs and development costs incurred during a year divided by the quantity of reserves added during that year through drilling, acquisitions and revision of previous estimates.
(10) The reserve replacement percentage reflects the percentage of the Company's annual oil and gas production that is replaced during the same year through additions of reserves from exploratory and development drilling, acquisitions of proved properties and revisions of previous estimates.

                                USE OF PROCEEDS

         The net proceeds from the sale of the [Debt Securities] are estimated to be approximately $__________ (after deduction of the underwriting discount and estimated expenses of the Offering payable by the Company). Such proceeds initially will be used by the Company to ____________________.


         [More description to come.]


                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

         The Company's Common Stock is traded on the New York Stock Exchange
under the symbol "NBL."   The following table sets forth, for the periods
indicated, the high and low sale prices per share of Common Stock on the New York Stock Exchange and the quarterly dividends per share paid on the Common Stock.

                                                                  HIGH               LOW            DIVIDEND
                                                                  -----              ---            --------
         1994
                First quarter  . . . . . . . . . . . . . .      $ 28 3/4          $ 23 3/8           $ 0.04
                Second quarter . . . . . . . . . . . . . .        32 1/4            22 1/2             0.04
                Third quarter  . . . . . . . . . . . . . .        30 7/8            25 1/4             0.04
                Fourth quarter . . . . . . . . . . . . . .        30 3/8            22 1/2             0.04
         1995
                First quarter  . . . . . . . . . . . . . .      $ 27 1/2          $ 21 1/4           $ 0.04
                Second quarter . . . . . . . . . . . . . .        29                25 1/2             0.04
                Third quarter  . . . . . . . . . . . . . .        29 1/8            23 5/8             0.04
                Fourth quarter . . . . . . . . . . . . . .        30 1/2            22 5/8             0.04
         1996
                First quarter  . . . . . . . . . . . . . .      $ 33 3/8          $ 26 7/8           $ 0.04
                Second quarter . . . . . . . . . . . . . .        38 3/8            32 1/8             0.04
                Third quarter  . . . . . . . . . . . . . .        42 1/2            37 3/8             0.04
                Fourth quarter (through _____________) . .

         A recent reported last sale price of the Common Stock appears on the cover page of this Prospectus Supplement.

         While the Company currently intends to continue a policy of paying modest cash dividends, the declaration and amount of future dividends, if any, will be dependent upon general business conditions, the financial condition and needs of the Company, the amount of funds legally available for the payment of such dividends and various other factors.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company (including current installments of long-term debt) as of September 30, 1996 (i) on an actual basis and (ii) as adjusted to give effect to (a) the issuance and sale of the [Debt Securities] by the Company and the application of the estimated net proceeds therefrom and (b) the Conversion. See "Use of Proceeds" in this Prospectus Supplement and "The Company -- Conversion of Convertible Notes" in the Prospectus.

                                                                         September 30, 1996
                                                                    ----------------------------
                                                                                         As
                                                                       Actual          Adjusted
                                                                    -----------      -----------
                                                                             (In thousands)
                                                                                   <
Long-term debt (including current installments):
   7 1/4% Notes due October 15, 2023  . . . . . . . . . . . . . .   $    99,019      $    99,019
   4 1/4% Convertible Subordinated Notes due November 1, 2003(1)        230,000              ---
   [Debt Securities]  . . . . . . . . . . . . . . . . . . . . . .           ---
   Bank credit agreement  . . . . . . . . . . . . . . . . . . . .       800,000
                                                                    -----------      -----------
       Total long-term debt (including current installments)  . .     1,129,019
                                                                    -----------      -----------
Shareholders' equity:
   Common stock(1)(2)   . . . . . . . . . . . . . . . . . . . . .       173,266          194,184
   Capital in excess of par value   . . . . . . . . . . . . . . .       148,716          354,964
   Retained earnings    . . . . . . . . . . . . . . . . . . . . .       158,666          158,666
   Less common stock in treasury, at cost   . . . . . . . . . . .       (15,418)         (15,418)
                                                                    -----------      -----------
       Total shareholders' equity . . . . . . . . . . . . . . . .       465,230          692,396
                                                                    -----------      -----------
          Total capitalization  . . . . . . . . . . . . . . . . .   $ 1,594,249      $
                                                                    ===========      ===========
-----------------

(1) Subsequent to September 30, 1996, the Company called all the Convertible Notes for redemption on November 1, 1996. Prior to the close of business on November 1, 1996, $229,962,000 aggregate principal amount of the Convertible Notes were converted into 6,274,474 shares of Common Stock. The Company redeemed the remaining $38,000 principal amount of Convertible Notes using the proceeds from the sale of 1,036 shares of Common Stock to a standby underwriter engaged in connection with the call for redemption.

(2) Outstanding shares of Common Stock aggregated ____ actual and ____ as adjusted. Such amounts exclude ________ shares of Common Stock reserved for issuance under the Company's stock option plans.

                              RECENT DEVELOPMENTS

         [To be updated as necessary.]





                     CERTAIN TERMS OF THE [DEBT SECURITIES]

         The following description of the particular terms of the [Debt Securities] offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the [Debt Securities] set forth in the accompanying Prospectus.

         [More description to come.]





             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         [More description to come.]

                                  UNDERWRITING


         [More description to come.]



                       VALIDITY OF THE [DEBT SECURITIES]

         The validity of the [Debt Securities] offered hereby will be passed upon for the Company by Thompson & Knight, P.C., Dallas, Texas, and for the Underwriters by ____________________, ____________________. Harold F.
Kleinman, a shareholder of Thompson & Knight, P.C., is a director of the Company and is the beneficial owner of 200 shares of Common Stock.

    Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to pay be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED DECEMBER 27, 1996

PROSPECTUS
                             NOBLE AFFILIATES, INC.

                                DEBT SECURITIES


         Noble Affiliates, Inc. (the "Company") may offer and issue from time to time its debt securities (the "Debt Securities"), which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), consisting of debentures, notes, bonds and/or other unsecured evidences of indebtedness in one or more series. The Debt Securities will be offered at an aggregate initial offering price not to exceed $575 million, at prices and on terms to be determined at the time of sale.

         The Senior Debt Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Debt Securities will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company. The Debt Securities will be effectively subordinated to all indebtedness and liabilities of subsidiaries of the Company.

         The accompanying Prospectus Supplement sets forth with regard to the particular Debt Securities in respect of which this Prospectus is being delivered, the title, aggregate principal amount, denominations, maturity, rate and time of payment of interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any conversion or exchange rights, any listing on a securities exchange, the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities. The Prospectus Supplement will also contain information, as applicable, about certain United States Federal income tax considerations relating to the Debt Securities in respect of which this Prospectus is being delivered.

         The common stock of the Company, par value $3.33 1/3 per share (the "Common Stock"), is listed on the New York Stock Exchange under the symbol "NBL."

         The Company may sell Debt Securities to or through underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation of such underwriters or agents. See "Plan of Distribution."

                            --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            --------------------

         This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

               The date of this Prospectus is December 27, 1996.

         IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF ANY DEBT SECURITIES OFFERED HEREBY AND THE COMMON STOCK OF THE COMPANY AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. In addition, similar information concerning the Company can be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933 (the "Securities Act") with respect to the Debt Securities offered hereby (including all amendments or supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission (File No. 0-7062) pursuant to the Exchange Act are incorporated herein by reference:
(i) Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A (No. 1) dated June 27, 1996; (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and (iii) Current Report on Form 8-K (Date of Event: July 31, 1996) dated August 13, 1996, as amended by Form 8-K/A (No. 1) dated September 27, 1996.
All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus from the date of filing thereof.

         Any statement contained herein or in a document or information incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the foregoing documents or information that has been incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to William D. Dickson, Vice President - Finance and Treasurer, Noble Affiliates, Inc., P.O. Box 1967, Ardmore, Oklahoma 73402, (405) 223-4110.

                                  THE COMPANY

GENERAL

         The Company is an independent energy company engaged, through its subsidiaries, in the exploration, production and marketing of crude oil and natural gas. It conducts operations throughout the major basins of the United States as well as in selected international areas. The Company is one of the largest independent oil and gas companies in the United States.

         The Company, incorporated in Delaware in 1969, and its predecessors have been engaged in oil and gas exploration and production since 1932. Its principal executive offices are located at 110 West Broadway, Ardmore, Oklahoma 73401, and its telephone number is (405) 223-4110. Unless otherwise indicated or the context otherwise requires, the "Company" refers to Noble Affiliates, Inc. and its subsidiaries (including EDC) and predecessors and "EDC" refers to Energy Development Corporation and its subsidiaries (see "-- Business Strategy -- EDC Acquisition").

BUSINESS STRATEGY

         The Company's principal business strategy is to increase reserves, production and cash flow through a balanced program of exploratory and development drilling, supplemented by strategic acquisitions. During the three-year period ended December 31, 1995, the Company replaced approximately 273 percent of its production at an average cost of $0.86 per Mcfe. From January 1, 1993 through December 31, 1995, the Company (not including EDC) increased its proved reserves from 372.2 Bcf of gas and 47.4 MMbbls of oil to
850.3 Bcf of gas and 84.0 MMbbls of oil. Additionally, the Company (not including EDC) increased its production from 75.1 Bcf of gas and 7.4 MMbbls of oil in 1993 to 97.0 Bcf of gas and 9.6 MMbbls of oil in 1995.

         The Company seeks to achieve operating and technical efficiencies by focusing its exploration and development drilling efforts in areas in which the Company has a concentration of existing producing properties, the most important of which is its portfolio of properties in the Gulf of Mexico. The Company seeks to retain the largest available interest consistent with its analysis of the risks and potential returns of a prospect and to serve as operator whenever appropriate. Typically, the Company finances its exploration and development drilling with internally generated funds.

         The Company seeks to supplement its exploration and development drilling activities with acquisitions of producing and non-producing properties. The Company attempts to acquire properties that complement its existing operations, thereby allowing the Company to use its engineering knowledge and expertise in the area, and in many cases its existing facilities, to find, develop and produce reserves in a cost-effective manner. In addition, the Company actively seeks to increase its average working interest per well by purchasing additional interests in existing properties and divesting non-strategic or economically marginal wells or wells in which it has a small interest.

  EDC Acquisition

         Pursuant to its stated business strategy, on July 31, 1996, the Company purchased all of the outstanding common stock of Energy Development Corporation, a wholly owned indirect subsidiary of Public Service Enterprise Group Incorporated (the "EDC Acquisition"), for approximately $768 million in cash. EDC's major properties are located domestically in the Gulf of Mexico and onshore Louisiana and Texas, and internationally in Argentina and the United Kingdom sector of the North Sea.

         As of December 31, 1995, EDC's estimated proved reserves were approximately 460.9 Bcf of gas and 37.5 MMbbls of oil, as evaluated by Samedan Oil Corporation ("Samedan"), a wholly owned subsidiary of the Company. Approximately 67 percent of such reserves were natural gas and 75 percent of such reserves were located in the United States. EDC's average daily production in 1995 and the nine months ended September 30, 1996 was approximately 205 MMcf and 213 MMcf of gas and 11,000 bbls and 11,650 bbls of oil, respectively.

Approximately 86 percent of such production of EDC for the nine months ended September 30, 1996 was located in the United States. As of December 31, 1995, EDC held 483,344 net domestic undeveloped leasehold acres, and royalty, overriding royalty and other mineral interests in 37,663 net acres.

         On a pro forma basis giving effect to the EDC Acquisition, as of December 31, 1995, the Company's estimated proved reserves were approximately 2,040.2 Bcfe. Natural gas accounted for approximately 64 percent of such proved reserves. Approximately 86 percent of such proved reserves were located in the United States, most notably in the Gulf of Mexico, with the balance located in Argentina, the North Sea, Equatorial Guinea and Canada. The Company's average daily production in 1995 and the nine months ended September 30, 1996, pro forma for the EDC Acquisition, was approximately 696.9 MMcfe and
836.7 MMcfe, respectively. Approximately 91 percent of such production for the nine months ended September 30, 1996 was located in the United States.

         The Company believes that the EDC Acquisition achieved several of its strategic objectives. First, it materially enhanced and leveraged the Company's significant position in the Gulf of Mexico where the Company's proved reserves as of December 31, 1995 (pro forma for the EDC Acquisition) increased 46 percent to approximately 993.9 Bcfe. Second, it furthers the Company's goals of owning large working interests in oil and gas properties and operating such properties whenever appropriate. The Company believes that it can capitalize on its capabilities as a low-cost operator and realize cost savings, particularly in the Gulf of Mexico, where it already has extensive operations in place. Third, the longer-lived reserves of certain of EDC's domestic onshore and international properties provide an attractive balance to the Company's shorter-lived fields in the Gulf of Mexico. Fourth, the acquisition of international reserves in Argentina and the United Kingdom sector of the North Sea adds geographic diversity to the Company's portfolio of oil and gas properties consistent with its traditional risk profile.

         In connection with the EDC Acquisition, the Company entered into a new $800 million bank credit facility pursuant to a credit agreement (the "Credit Agreement") dated as of July 31, 1996. Borrowings of $800 million under the Credit Agreement were used to fund the purchase price for EDC and, together with funds on hand, to repay $48 million of outstanding indebtedness under the Company's then existing bank credit agreement, which was cancelled in connection with the repayment thereunder. The Credit Agreement generally permits the Company to prepay at its option, in whole or in part and without premium or penalty, the indebtedness under the Credit Agreement. The Company therefore has the ability to consider the refinancing of part or all of the indebtedness outstanding under the Credit Agreement from time to time in the public or private financial markets on such terms as it considers satisfactory.

EXPLORATION AND DEVELOPMENT

         The Company has numerous drilling and development opportunities throughout its portfolio, the most important of which are on its extensive Gulf of Mexico properties. The Company's capital expenditures in the nine months ended September 30, 1996 for exploration and development drilling, not including any such drilling associated with properties acquired through the EDC Acquisition, were approximately $202.4 million, of which approximately 72 percent was spent in the Gulf of Mexico. The Company currently estimates that its capital expenditures for exploration and development drilling for the last three months of 1996, including any such drilling associated with properties acquired through the EDC Acquisition, will be approximately $54 million, of which approximately 70 percent is scheduled to be spent in the Gulf of Mexico.

PROPERTIES

  Reserves

         The following table sets forth information as to estimated net proved and proved developed reserves as of December 31, 1995 for (i) the Company, (ii) EDC and (iii) the Company on a pro forma combined basis, assuming the EDC Acquisition occurred on December 31, 1995. For additional information about the Company's reserves and the standardized measure of discounted future net cash flows attributable thereto (not including EDC), see Note 10 of the Notes to Consolidated Financial Statements incorporated in this Prospectus by reference to the Company's Form 10-K for the year ended December 31, 1995, as amended.

                       TOTAL PROVED AND PROVED DEVELOPED
                        RESERVES AS OF DECEMBER 31, 1995

                                                       COMPANY               EDC (1)         PRO FORMA COMBINED
                                                -------------------  ---------------------  --------------------

                                                  GAS        OIL        GAS        OIL         GAS        OIL
                                                 (BCF)    (MMBBLS)     (BCF)     (MMBBLS)    (BCF)      (MMBBLS)
                                                 -----    --------     -----     --------    -------    --------
          Total Proved Reserves:
             Domestic:
                Offshore Gulf of Mexico . .      513.3        27.9      241.2       12.0       754.5       39.9
                Onshore . . . . . . . . . .      305.0        43.0      171.8        4.7       476.8       47.7
                                                 -----        ----      -----       ----     -------      -----
                                                 818.3        70.9      413.0       16.7     1,231.3       87.6
             International  . . . . . . . .       32.0        13.1       47.9       20.8        79.9       33.9
                                                 -----        ----      -----       ----     -------      -----
                                                 850.3        84.0      460.9       37.5     1,311.2      121.5
                                                 =====        ====      =====       ====     =======      =====

          Total Proved Developed Reserves .      782.8        79.0      409.8       29.0     1,192.6      108.0
                                                 =====        ====      =====       ====     =======      =====
--------------------

(1) In connection with the EDC Acquisition, Samedan's in-house engineers prepared estimates of the proved reserves of EDC based on geological and engineering evaluations as of December 31, 1995. Prior to closing of the EDC Acquisition, Miller and Lents, Ltd., independent petroleum consultants, estimated the proved reserves of EDC as of July 1, 1996. A summary of such estimates, together with a summary of the estimates of EDC's proved reserves prepared by Samedan as of July 31, 1996 (the closing date of the EDC Acquisition), is set forth in the Company's Form 8-K (Date of Event: July 31, 1996), as amended, which is incorporated by reference in this Prospectus. After taking into account adjustments for EDC's production and exploration and development activities during 1996, there are no material differences in the aggregate among such estimate of proved reserves prepared by Miller and Lents, Ltd. and the estimates of proved reserves prepared by Samedan as of December 31, 1995 and July 31, 1996.

         Samedan's in-house engineers annually estimate the Company's proved reserves, and Samedan does not employ independent engineers to prepare, review or audit such estimates.

         Because of the direct relationship between quantities of proved undeveloped reserves and development plans, Samedan has assigned to undeveloped locations only those reserves that will definitely be drilled, and only those reserves assigned to the undeveloped portions of secondary or tertiary projects that will definitely be developed have been included in proved reserves and proved undeveloped reserves. The Company has interests in certain tracts that may have additional hydrocarbon quantities that were not classified at the time of the estimate as proved reserves because Samedan did not have definitive plans at such time to drill or develop these tracts, but which tracts may be reclassified as proved reserves in the future as a result of the Company's exploration and development programs. Under the regulations of the Commission, a company may classify reserves as proved undeveloped reserves, assuming they otherwise meet the Commission's criteria for proved reserves, without regard to whether such company has definitive plans to drill or develop such reserves.

         There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and in projecting the future rates of production and timing of development expenditures. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be precisely measured, and estimates of other engineers might differ materially from the estimates contained or incorporated by reference in this Prospectus. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered. In addition, estimates of the standardized measure of discounted future net cash flows attributable to the Company's proved reserves are based on certain assumptions regarding future oil and gas prices, production levels, and operating and development costs that may not prove to be correct. Any significant variance in these assumptions could materially affect the estimated quantities of proved reserves and future net cash flows therefrom contained or incorporated by reference in this Prospectus.

         The Company periodically estimates restoration and abandonment costs relating to its oil and gas properties that will be required to be paid at the end of the properties' productive lives. The estimated costs, as adjusted from time to time, are recorded by charges to depreciation, depletion and amortization expense in the Company's financial statements. The estimated restoration and abandonment costs are also included in estimated future production and development costs for purposes of estimating the future net cash flows attributable to the Company's proved reserves.

CONVERSION OF CONVERTIBLE NOTES

         In October 1996, the Company called for redemption all $230,000,000 outstanding principal amount of its 4 1/4% Convertible Subordinated Notes due 2003 (the "Convertible Notes"). Prior to the close of business on November 1, 1996, an aggregate of $229,962,000 principal amount of the Convertible Notes were converted into 6,274,000 shares of Common Stock, at the stated conversion price of $36.65 of principal amount of Convertible Notes per share of Common Stock. The Company redeemed the remaining $38,000 outstanding principal amount of the Convertible Notes using the proceeds of the sale of 1,036 shares of Common Stock to a standby underwriter engaged in connection with the redemption.

HEDGING ARRANGEMENTS

         The Company, from time to time, uses various hedging arrangements in connection with anticipated crude oil and natural gas sales of its own production and third party production purchased and sold by its natural gas marketing subsidiary to minimize the impact of product price fluctuations. Such arrangements include fixed price hedges, costless collars and other contractual arrangements. Although these hedging arrangements expose the Company to credit risks, the Company monitors the creditworthiness of its counterparties, which generally are major institutions, and believes that losses from nonperformance are unlikely to occur. A discussion of the historical effect of such hedging arrangements and of the Company's hedging arrangements in respect of future anticipated production is included in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q incorporated by reference in this Prospectus.



                                USE OF PROCEEDS

         Except as otherwise described in the accompanying Prospectus Supplement, the net proceeds from the sale of Debt Securities will be used for general corporate purposes, which may include refinancings of indebtedness, working capital, capital expenditures, acquisitions, and repurchases and redemptions of securities.

                           SELECTED FINANCIAL DATA

         The following table sets forth certain consolidated (i) historical financial data of the Company for each of the three years in the period ended December 31, 1995 and for the nine months ended September 30, 1995 and 1996 and
(ii) pro forma financial data of the Company that give effect to the EDC Acquisition and the financing thereof which occurred on July 31, 1996. Financial statement data for the historical interim periods are unaudited but, in the opinion of management, include all adjustments (which include only normal recurring accruals) necessary for a fair presentation of the information. Pro forma financial data also are unaudited. The results of operations for interim periods are not necessarily indicative of results for the entire year. The table should be read in conjunction with (i) the Consolidated Financial Statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated in this Prospectus by reference to the Company's Form 10-K for the year ended December 31, 1995, as amended, and Form 10-Q for the quarter ended September 30, 1996 and (ii) the Consolidated Financial Statements and related notes thereto of EDC and the Pro Forma Consolidated Condensed Financial Statements and related notes thereto incorporated in this Prospectus by reference to the Company's Form 8-K (Date of Event: July 31, 1996), as amended.

                                                             COMPANY HISTORICAL                            PRO FORMA (1)
                                          -----------------------------------------------------------  --------------------------
                                                                                                                         NINE
                                                                                 NINE MONTHS                            MONTHS
                                                                                     ENDED               YEAR ENDED      ENDED
                                               YEAR ENDED DECEMBER 31,            SEPTEMBER 30,           DECEMBER     SEPTEMBER
                                          -------------------------------     -----------------------        31,           30,
                                             1993       1994       1995          1995         1996          1995          1996
                                          ----------  --------   --------     ----------   ----------    -----------    ---------
                                                                                     (unaudited)                (unaudited)
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
 INCOME STATEMENT DATA:
 Revenues:
   Gas and oil sales and royalties   . .  $  278,004  $306,169   $328,134     $  234,150   $  396,149    $  532,184      $539,575
   Gathering, marketing and processing           ---    43,921    112,702         71,334      209,796       202,751       278,427
   Other income  . . . . . . . . . . . .       8,579     8,299     46,182(2)       3,790        5,282       107,822(3)      9,356
                                          ----------  --------   --------     ----------   ----------    ----------      --------
       Total  . . . . . . . . . . . . . .    286,583   358,389    487,018        309,274      611,227       842,757       827,358
                                          ----------  --------   --------     ----------   ----------    ----------      --------
 Costs and expenses:
   Oil and gas operations  . . . . . . .      75,110    74,661     81,735         61,775       83,595        90,165       118,116
   Oil and gas exploration   . . . . . .      36,473    54,321     33,246         19,701       38,797       110,058        61,920
   Gathering, marketing and processing .         ---    42,758    107,867         69,402      193,687       193,472       258,204
   Depreciation, depletion and
     amortization  . . . . . . . . . . .     107,215   127,470    200,914(4)     106,667      153,668       335,563(4)    233,608
   Selling, general and administrative        31,784    36,408     36,514         27,264       32,671        49,908        37,175
   Interest, net of amount capitalized        15,342    17,546     18,744         13,919       22,116        63,470        50,423
                                          ----------  --------   --------     ----------   ----------    ----------      --------
      Total  . . . . . . . . . . . . . .     265,924   353,164    479,020        298,728      524,534       842,636       759,446
                                          ----------  --------   --------     ----------   ----------    ----------      --------
 Income before taxes . . . . . . . . . .      20,659     5,225      7,998         10,546       86,693           121        67,913
 Income tax provision  . . . . . . . . .       8,034     2,059      3,912          4,020       31,849            48        22,867
                                          ----------  --------   --------     ----------   ----------    ----------      --------
 Net income  . . . . . . . . . . . . . .  $   12,625  $  3,166   $  4,086     $    6,526   $   54,844           $73      $ 45,046
                                          ==========  ========   ========     ==========   ==========    ==========      ========
 Primary earnings per share  . . . . . .  $      .26  $    .06   $    .08     $      .13   $     1.09    $      .00      $    .90
                                          ==========  ========   ========     ==========   ==========    ==========      ========
 Fully diluted earnings per share (5)  .  $      .26  $    .06   $    .08     $      .13   $     1.04    $      .00      $    .84
                                          ==========  ========   ========     ==========   ==========    ==========      ========
 Cash dividends paid . . . . . . . . . .  $      .16  $    .16   $    .16     $      .12   $      .12    $      .16      $    .12
                                          ==========  ========   ========     ==========   ==========    ==========      ========

 OTHER FINANCIAL DATA:
 Net cash provided by operating           $  139,381  $188,621   $238,920     $  180,372   $  293,664
   activities  . . . . . . . . . . . . .
 Capital expenditures  . . . . . . . . .     510,113   161,344    259,242        197,060      944,007
 BALANCE SHEET DATA (AT PERIOD END):
 Property, plant and equipment, net  . .  $  794,605  $813,380   $843,945     $  893,434   $1,619,732
 Total assets  . . . . . . . . . . . . .   1,067,996   933,516    989,176      1,006,501    1,916,963

 Long-term debt (including current           453,760   376,956    376,992        401,983    1,129,019(6)
   installments) . . . . . . . . . . . .

 Shareholders' equity  . . . . . . . . .     415,432   412,066    411,911        413,439      465,230(6)

_________________
(1) The pro forma financial data assume the EDC Acquisition and the financing thereof occurred at the beginning of the respective periods.
(2) Includes $39 million related to the settlement of a Columbia Gas Transmission Corporation bankruptcy claim.
(3) Includes $74 million ($39 million for the Company and $35 million for EDC) related to the settlement of Columbia Gas Transmission Corporation bankruptcy claims.

(4) Includes a $59.5 million charge related to the write-down of certain assets in connection with the Company's adoption in 1995 of Financial Accounting Standards No. 121.
(5) Amounts shown were computed using the "if converted method" assuming the Convertible Notes were converted into Common Stock at the beginning of the period. The Notes were antidilutive for all periods ending on or before December 31, 1995. See footnote (6) below.
(6) Subsequent to September 30, 1996, $229,962,000 aggregate principal amount of the Convertible Notes were converted into 6,274,474 shares of Common Stock, and the Company redeemed the remaining $38,000 principal amount of the Convertible Note using the proceeds from the sale of 1,036 shares of Common Stock to a standby underwriter engaged in connection with the redemption of the Convertible Notes. See "The Company -- Conversion of Convertible Notes."

                         DESCRIPTION OF DEBT SECURITIES

        The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of each series of Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such series of Debt Securities.

        Debt Securities may be issued from time to time in one or more series by the Company. The Debt Securities will constitute indebtedness designated as either Senior Debt Securities or Subordinated Debt Securities. The Senior Debt Securities will be issued under an indenture (the "Senior Indenture") to be entered into between the Company and a trustee (the "Senior Trustee") prior to the issuance of such Senior Debt Securities. The Subordinated Debt Securities will be issued under an indenture (the "Subordinated Indenture") to be entered into between the Company and a trustee (the "Subordinated Trustee") prior to the issuance of such Subordinated Debt Securities. The Senior Indenture and the Subordinated Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." The Senior Trustee and the Subordinated Trustee are sometimes hereinafter referred to individually as a "Trustee" and collectively as the "Trustees." Information regarding the Trustee under an Indenture will be included in any Prospectus Supplement relating to the Debt Securities issued thereunder.

        The following discussion includes a summary description of all material terms of the Indentures, other than terms which are specific to a particular series of Debt Securities and which will be described in the Prospectus Supplement relating to such series. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures, including the definitions therein of certain terms capitalized in this Prospectus. Wherever particular Sections or Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections, Articles or defined terms are incorporated herein or therein by reference. The term "Company" in this section of the Prospectus means Noble Affiliates, Inc.

        Other than as set forth under "Provisions Applicable to the Senior Indenture -- Certain Covenants of the Company," and only to the extent applicable to the Senior Debt Securities of a particular series, as indicated by the applicable Prospectus Supplement, the Indentures do not contain any provisions which are intended to afford Holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company or in the event of a material adverse change in the Company's financial condition or results of operations.

GENERAL PROVISIONS APPLICABLE TO BOTH INDENTURES

        The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount authorized by the Company for each such series. Debt Securities of a series may be issued in registered form without coupons ("Registered Debt Securities"), in bearer form with or without coupons attached ("Bearer Debt Securities") or in a form of one or more Global Securities in registered or bearer form (each, a "Global Security"). Bearer Debt Securities, if any, will be offered only to non-United States persons and to offices located outside of the United States of certain United States financial institutions. The Debt Securities will be unsecured obligations of the Company. The Senior Debt Securities will be unsubordinated obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness (as defined) of the Company, as described below under "Provisions Applicable to the Subordinated Indenture -- Subordination" and in a Prospectus Supplement applicable to an offering of Subordinated Debt Securities.

        Since the Company is a holding company, its rights and the rights of its creditors, including the holders of the Debt Securities, to participate in the distribution of the assets of the subsidiaries of the Company upon any liquidation or reorganization of any such subsidiary, or otherwise, will be subject to the prior claims of creditors of such subsidiaries, except to the extent that the Company may itself be a creditor with recognized claims against any such subsidiary. The ability of the Company to pay principal of and interest on the Debt Securities is, to a large extent, dependent upon the payment to it of dividends, interest or other charges by the subsidiaries of the Company.

        The applicable Prospectus Supplement will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) whether such Debt Securities will be issued as Registered Debt Securities, Bearer Debt Securities or any combination thereof, and any limitation on issuance of such Bearer Debt Securities and any provisions regarding the transfer or exchange of such Bearer Debt Securities, including exchange for Registered Debt Securities of the same series; (4) whether any of such Debt Securities are to be issuable as a Global Security, whether such Global Securities are to be issued in temporary global form or permanent global form, and, if so, the terms and conditions, if any, upon which interests in such Global Securities may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (5) the person to whom any interest on any Debt Security of the series shall be payable if other than the person in whose name the Debt Security is registered on the Regular Record Date; (6) the date or dates on which such Debt Securities will mature;
(7) the rate or rates of interest, if any, or the method of calculation thereof, which such Debt Securities will bear; (8) the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest on such Debt Securities will be payable and the Regular Record Dates for any interest payable on any Interest Payment Date; (9) the place or places where the principal of, premium, if any, and interest on such Debt Securities will be payable; (10) the period or periods within which, the events upon the occurrence of which, and the price and prices at which, such Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Company and any terms and conditions relevant thereto; (11) the obligation of the Company, if any, to redeem or repurchase such Debt Securities at the option of the Holders thereof; (12) the denominations in which any such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (13) the currency, currencies or currency unit or units of payment of principal of and any premium and interest on such Debt Securities if other than U.S. dollars; (14) any index or formula used to determine the amount of payments of principal of and any premium and interest on such Debt Securities; (15) if the principal amount of or any premium or interest on such Debt Securities is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than that or those in which such securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (16) the place or places where such Debt Securities may be presented for exchange, registration of transfer or, if applicable, conversion; (17) if other than the principal amount thereof, the portion the principal amount of such Debt Securities of the series which will be payable upon declaration of the acceleration of the Maturity thereof; (18) with respect to any Senior Debt Securities, the applicability of any provisions described under "Provisions of the Senior Indenture -- Certain Covenants of the Company"; (19) the applicability of any provisions described under "Defeasance"; (20) the terms and conditions, if any, pursuant to which such Debt Securities are convertible or exchangeable into Common Stock or other securities or instruments and (21) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

        Debt Securities may be issued at a discount from their principal amount. United States Federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

        If the purchase price of any Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal amount of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such a foreign currency or currencies or a foreign currency unit or units will be set forth in the applicable Prospectus Supplement.

        Form, Exchange, Registration, Conversion and Transfer

        Debt Securities are issuable in definitive form as Registered Debt Securities, as Bearer Debt Securities or both. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Debt Securities will have interest coupons attached. Debt Securities are also issuable in temporary or permanent global form.

        Registered Debt Securities of any series will be exchangeable for other Registered Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, with respect to any series of Bearer Debt Securities, at the option of the holder, subject to the terms of the Indenture, such Bearer Debt Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) will be exchangeable into Registered Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Debt Securities surrendered in exchange for Registered Debt Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest accrued as of such date will not be payable in respect of the Registered Debt Security issued in exchange for such Bearer Debt Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture.

        In connection with its sale during the restricted period (as defined below), no Bearer Debt Security (including a Debt Security in permanent global form that is either a Bearer Debt Security or exchangeable for Bearer Debt Securities) shall be mailed or otherwise delivered to any location in the United States (as defined under "-- Limitations on Issuance of Bearer Debt Securities") and a Bearer Debt Security may be delivered outside the United States in definitive form in connection with its original issuance only if prior to delivery the person entitled to receive such Bearer Debt Security furnishes written certification, in the form required by the Indenture, to the effect that such Bearer Debt Security is owned by: (a) a person (purchasing for its own account) who is not a United States person (as defined under "-- Limitations on Issuance of Bearer Debt Securities"); (b) a United States person who (i) is a foreign branch of a United States financial institution purchasing for its own account or for resale or (ii) acquired such Bearer Debt Security through the foreign branch of a United States financial institution and who for purposes of the certification holds such Bearer Debt Security through such financial institution on the date of certification and, in either case, such United States financial institution certifies to the Company or the distributor selling the Bearer Debt Security within a reasonable time stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder; or (c) a United States or foreign financial institution for purposes of resale within the "restricted period" as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7). A financial institution described in clause (c) of the preceding sentence (whether or not also described in clauses (a) and (b)) must certify that it has not acquired the Bearer Debt Security for purpose of resale, directly or indirectly, to a United States person or to a person within the United States or its possessions. In the case of a Bearer Debt Security in permanent global form, such certification must be given in connection with notation of a beneficial owner's interest therein in connection with the original issuance of such Debt Security or upon exchange of a portion of a temporary global Debt Security.

        Debt Securities may be presented for exchange as provided above, and Registered Debt Securities may be presented for registration or transfer (with the form of transfer endorsed thereon duly executed), at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose with respect to any series of Debt Securities and referred to in the applicable Prospectus Supplement, without a service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Company or its agent, as the case may be, being satisfied with the documents of title and identity of the person making the request.

        In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on (a) if Debt Securities of the series are issued only as Registered Debt Securities, the day of mailing of the relevant notice of redemption and (b) if Debt Securities of the series are issued as Bearer Debt Securities, the day of the first publication of the relevant notice of redemption except that, if Securities of the series are also issued as Registered Debt Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Debt Security being redeemed in part; or (iii) exchange any Bearer Debt Security called for redemption, except to exchange such Bearer Debt Security for a Registered Debt Security of that series and like tenor which is simultaneously surrendered for redemption.

        Payment and Paying Agents

        Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of (and any premium) and interest on Bearer Debt Securities will be payable, subject to any applicable laws and regulations, in the designated currency or currency unit, at the offices of such Paying Agents ("Paying Agents") outside the United States as the Company may designate from time to time, at the option of the holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States; provided, however, that the written certification described above under "--Form, Exchange, Registration, Conversion and Transfer" has been delivered prior the first actual payment of interest. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on Bearer Debt Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. No payment with respect to any Bearer Debt Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States, nor shall any payments be made in respect of Bearer Debt Securities upon presentation to the Company or its designated Paying Agents within the United States. Notwithstanding the foregoing, payments of principal of (and premium, if any) and interest on Bearer Debt Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the United States, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

        Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of (and premium, if any) and interest on Registered Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Debt Securities will be made to the person in whose name such Registered Debt Security is registered at the close of business on the Regular Record Date for such interest.

        Unless otherwise indicated in the applicable Prospectus Supplement, the Corporate Trust Office of the Trustee will be designated as a Paying Agent for the Trustee for payments with respect to Debt Securities which are issuable solely as Registered Debt Securities, and the Company will maintain a Paying Agent outside the United States for payments with respect to Debt Securities (subject to limitations described above in the case of Bearer Debt Securities) which are issued solely as Bearer Debt Securities, or as both Registered Debt Securities and Bearer Debt Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issued solely as Registered Debt Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issued as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the United States for principal payments with respect to any Registered Debt Securities of the series (and for payments with respect to Bearer Debt Securities of the series in the circumstances described above, but not otherwise), and (ii) a Payment Agent in a Place of Payment located outside the United States where Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment.

        All monies paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to the Company and the holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof.

        Temporary Global Securities

        If so specified in the applicable Prospectus Supplement, all or any portion of the Debt Securities of a series which are issuable as Bearer Debt Securities will initially be represented by one or more temporary global Debt Securities, without interest coupon, to be deposited with a common depository in London for Euroclear System ("Euroclear") and CEDEL S.A. ("CEDEL") for credit to the designated accounts. On and after the date determined as provided in any such temporary global Debt Security and described in the applicable Prospectus Supplement, each such temporary global Debt Security will be exchangeable for definitive Bearer Debt Securities, definitive Registered Debt Securities or all or a portion of a permanent global security, or any combination thereof, as specified in the applicable Prospectus Supplement, but, unless otherwise specified in the applicable Prospectus Supplement, only upon written certification in the form and to the effect described under "-- Form, Exchange, Registration, Conversion and Transfer." No Bearer Debt Security delivered in exchange for a portion of a temporary global Debt Security will be mailed or otherwise delivered to any location in the United States in connection with such exchange.

        Unless otherwise specified in the applicable Prospectus Supplement, interest in respect of any portion of a temporary global Debt Security payable in respect of any Interest Payment Date occurring prior to the issuance of definitive Debt Securities or a permanent global Debt Security will be paid to each of Euroclear and CEDEL with respect to the portion of the temporary global Debt Security held for its account. Each of Euroclear and CEDEL will undertake in such circumstances to credit such interest received by it in respect of a temporary global Debt Security to the respective accounts for which it holds such temporary global Debt Security only upon receipt in each case of written certification in the form and to the effect described above under "-- Form, Exchange, Registration, Conversion and Transfer" as of the relevant Interest Payment Date regarding the portion of such temporary global Debt Security on which interest is to be so credited.

        Permanent Global Securities

        If any Debt Securities of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Securities may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Debt Security delivered in exchange for a portion of a permanent global Debt Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

        Book-Entry Debt Securities

        The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement. (Sections 305 and 312)

        The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

        Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interest in such Global Security will be limited to participants or Persons that may hold interest through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security.
Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

        So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Securities represented by such Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the applicable Indenture. (Sections 305 and 312) Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the applicable Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under an Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

        Limitations on Issuance of Bearer Debt Securities

        In compliance with United States Federal tax laws and regulations, Bearer Debt Securities (including securities in permanent global form that are either Bearer Debt Securities or exchangeable for Bearer Debt Securities) will not be offered or sold during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) (generally, the first 40 days after the closing date, and, with respect to unsold allotments, until sold) within the United States or to United States persons (each as defined below) other than to an office located outside the United States of a United States financial institution (as defined in Section 1.165-12(c)(1)(v) of the United States Treasury Regulations), purchasing for its own account or for resale or for the account of certain customers, that provides a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A),
(B) or (C) of the Code and the United States Treasury Regulations thereunder, or to certain other persons described in Section 1.163-5(c)(2)(i)(D)(1)(iii)(B) of the United States Treasury Regulations. Moreover, such Bearer Debt Securities will not be delivered in connection with their sale during the restricted period within the United States. Any underwriters and dealers participating in the offering of Bearer Debt Securities must covenant that they will not offer or sell during the restricted period any Bearer Debt Securities within the United States or to United States persons (other than the persons described above) or deliver in connection with the sale of Bearer Debt Securities during the restricted period any Bearer Debt Securities within the United States and that they have in effect procedures reasonably designed to ensure that their employees and agents who are directly engaged in selling the Bearer Debt Securities are aware of the restrictions described above. No Bearer Debt Security (other than a temporary global Bearer Debt Security) will be delivered in connection with its original issuance nor will interest be paid on any Bearer Debt Security until receipt by the Company of the written certification described above under "-- Form, Exchange, Registration, Conversion and Transfer." Each Bearer Debt Security, other than temporary global Bearer Debt Security, will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States Federal income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code."

        As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States and any estate or trust the income of which is subject to United States Federal income taxation regardless of its source, and "United States" means the United States of America (including the states and the District of Columbia) and its possessions.

        Defaults and Remedies

        The following are Events of Default under the Indentures with respect to Debt Securities of any series: (i) failure to pay principal or premium, if any, on any Debt Security of that series when due; (ii) failure to pay any interest due on any Debt Security of that series for 30 days; (iii) failure to make any sinking fund payment, when due, in respect of any Debt Security of that series; (iv) failure by the Company for 60 days after written notice to it to comply with any of its other covenants in such respective Indenture; (v) default by the Company or any Restricted Subsidiary (as defined herein) under any instrument or other evidence of indebtedness of the Company or any Restricted Subsidiary for money borrowed, or any guarantee of payment by the Company or any Restricted Subsidiary for money borrowed, in an amount in excess of five percent of Consolidated Net Tangible Assets (as defined herein), unless such default has been cured or waived; (vi) certain events of bankruptcy, insolvency or reorganization relative to the Company or any Restricted Subsidiary and (vii) any other Events of Default provided with respect to Debt Securities of that series. (Section 501)

        If an Event of Default with respect to Outstanding Debt Securities of any series occurs and is continuing, either the Trustee or Holders of at least 25 percent in aggregate principal amount of the Debt Securities of that series then outstanding under such Indenture may declare the principal amount of all Debt Securities of that series and the interest accrued thereon to be due and payable immediately. However, under certain conditions, such acceleration may be rescinded by Holders of a majority in principal amount of such Debt Securities of that series then outstanding. (Section 502)

        Holders of the Debt Securities of any series may not enforce the applicable Indenture except as provided in such Indenture and except that, subject to any applicable subordination provisions, nothing shall prevent the Holders of Debt Securities of any series from enforcing payment of the principal of or premium, if any, or interest on, or, if applicable, conversion of, their Debt Securities. Each Trustee may refuse to enforce an applicable Indenture unless it receives reasonable security or indemnity. Subject to certain limitations, Holders of a majority in principal amount of the Debt Securities of any series under an applicable Indenture may direct the Trustee thereunder in its exercise of any trust or power under such Indenture. (Sections 508, 512 and 514)

        The Company will furnish the Trustees with an officers' certificate with respect to compliance with the terms of the applicable Indenture. (Section 1005 of the Subordinated Indenture and Section 1006 of the Senior Indenture)

        Modification

        Modification and amendment of an Indenture may be effected by the Company and the Trustee thereunder with the consent of the Holders of a majority in aggregate principal amount of the Debt Securities of each series affected thereby then Outstanding; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby: (i) reduce the rate or change the time or place for payment of principal or interest on any Debt Security; (ii) reduce the principal of or rate of interest thereon, or the premium, if any, payable upon the redemption of, or change the fixed maturity of, any Debt Security; (iii) make any Debt Security payable in a currency other than that stated in the Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) make any change that adversely affects the right to convert any Debt Security that is convertible at the option of the Holder; (vi) in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to Holders of the Subordinated Debt Securities of any series or (vii) reduce the amount of Debt Securities of any series whose Holders must consent to modification or amendment of or waiver of compliance with certain provisions of the applicable Indenture. The Indentures also contain provisions permitting the Company and the Trustees to effect certain minor modifications to the applicable Indentures not adversely affecting the rights of Holders of the Debt Securities of any series in any material respect. (Sections 901 and 902)

        Consolidation, Merger and Sale of Assets

        The Company, without the consent of any Holders of Debt Securities, may consolidate or merge with or into any person, or convey, transfer, lease or otherwise dispose of its assets substantially as an entirety to any person, and any person may consolidate or merge with, or into, or transfer or lease its assets substantially as an entirety to, the Company, provided that (i) the person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized and existing under the laws of the United States, any state thereof or the District of Columbia, and assumes the Company's obligations on the Debt Securities and under the respective Indentures; (ii) after giving effect to such transaction, no Event of Default (as herein defined) and no event that, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing and
(iii) certain other conditions are met.  (Section 801)

        Defeasance

        Subject to compliance with certain conditions, the Company may discharge its indebtedness and its obligations or certain of its obligations under the applicable Indenture by depositing funds or obligations issued or guaranteed by the United States of America (as further defined in the applicable Indenture, the "U.S. Government Obligations") with the applicable Trustee.

        Defeasance and Discharge. The applicable Indenture will provide that the Company will be discharged from any and all obligations in respect of Debt Securities of such series (except for certain obligations relating to temporary Debt Securities of such series and exchange of Debt Securities of such series, registration of transfer or exchange of Debt Securities of such series, replacement of stolen, lost or mutilated Debt Securities of such series, maintenance of paying agencies to hold monies for payment in trust and payment of additional amounts, if any, required in consequence of United States withholding taxes imposed on payments to non-United States persons) upon the deposit with the applicable Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the applicable Indenture and the Debt Securities of such series. (Sections 1502 and 1504 of the Subordinated Indenture and Sections 1302 and 1304 of the Senior Indenture) Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an Opinion of Counsel to the effect that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the applicable Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Section 1504 of the Subordinated Indenture and Section 1304 of the Senior Indenture) In the event of any such defeasance and discharge of Debt Securities of such series, Holders of Debt Securities of such series would be entitled to look only to such trust fund for payment of principal of and any premium and interest on their Debt Securities until Maturity.

        Defeasance of Certain Obligations. The Indentures will provide that the Company may omit to comply with certain restrictive covenants, including the covenants described under "Provisions Applicable to the Senior Indenture -- Certain Covenants of the Company" below, and any such omission shall not be an Event of Default with respect to the Debt Securities of such series, upon the deposit with the applicable Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), and each installment of interest on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the applicable Indenture and the Debt Securities of such series. The obligations of the Company under the applicable Indenture and the Debt Securities of such series other than with respect to such covenants shall remain in full force and effect. (Section 1503 and 1504) Such a trust may be established only if, among other things, the Company has delivered to the applicable Trustee an Opinion of Counsel to the effect that the Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. (Section 1504 of the Subordinated Indenture and Section 1304 of the Senior Indenture)

        Although the amount of money and U.S. Government Obligations on deposit with the applicable Trustee would be intended to be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity, in the event the Company exercises its option to omit compliance with the covenants defeased with respect to the Debt Securities of such series as described above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, such amount may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. The Company shall in any event remain liable for such payments as provided in the applicable Indenture.

        Governing Law

        The Debt Securities and the Indentures provide that they are governed by the laws of the State of New York, without regard to the principles of conflicts of laws. (Section 112)

        Concerning the Trustees

        Each Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. (Section 613) Each Trustee will be permitted to engage in other transactions with the Company; provided, however, if it acquires any conflicting interest (as defined) and there exists a default with respect to the Debt Securities of any series outstanding under the applicable Indenture, it must eliminate such conflict or resign. (Section 608)

        The Holders of a majority in aggregate principal amount of Outstanding Debt Securities under an Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy power available to the Trustee under such Indenture, provided that such direction does not conflict with any rule of law or with the applicable Indenture and would not involve the Trustee in personal liability or be unduly prejudicial to Holders not joining in such action (as determined by the Trustee in good faith). (Section 512)

        In case a default or an Event of Default under an Indenture shall occur and be continuing and if it is known to the Trustee under such Indenture, such Trustee shall mail to each Holder of Debt Securities of such series notice of the default or Event of Default within 90 days after it occurs. Except in the case of a default or an Event of Default in payment of the principal of, or premium, if any, or interest on, any Debt Security of any series, such Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interest of the Holders of Debt Securities of such series under the respective Indenture. Subject to such provisions, when a Trustee incurs expenses or renders services after an Event of Default, the expenses and the compensation for the services are intended to constitute expenses of administration under any bankruptcy law. (Section 602)

PROVISIONS APPLICABLE TO THE SENIOR INDENTURE

        The Senior Debt Securities will rank pari passu with all other unsubordinated and unsecured indebtedness of the Company and senior to the Subordinated Debt Securities and all other subordinated debt of the Company.

        Certain Covenants of the Company

        If so indicated in the applicable Prospectus Supplement with respect to a particular series of Senior Debt Securities, the Company will be subject to either or both of the following covenants or such other covenants as are therein indicated, if any.

        Limitations on Liens. Neither the Company nor any Restricted Subsidiary (as hereafter defined) may create or cause to be created, by issuance, assumption or guarantee of any Debt (as hereafter defined) (including in connection with any merger, consolidation or other transaction whether or not permitted under the Senior Indenture), any Mortgage (as hereafter defined) on any Mineral Interest (as hereafter defined) or on any shares of capital stock or debt of any Restricted Subsidiary, whether owned at the date of the Senior Indenture or thereafter acquired, unless the Company secures, or causes the Restricted Subsidiary to secure, the Senior Debt Securities equally and ratably with (or prior to) such secured Debt, except that the Company or a Restricted Subsidiary may, without so securing the Senior Debt Securities, incur (i) Mortgages in existence on the date of the applicable Indenture; (ii) Mortgages affecting Mineral Interests, shares of capital stock or debt of an entity existing at the time it becomes a subsidiary or at the time it is merged into or consolidated with the Company or a subsidiary or on any shares of capital stock or debt of any Restricted Subsidiary at the time its becomes a Restricted Subsidiary;
(iii) Mortgages on property existing at the time of acquisition of such property, or Mortgages on any property acquired by the Company or any Restricted Subsidiary after the date of the applicable Indenture which are created or assumed to secure the payment of all or any part of the purchase price of such property or to secure any Debt incurred prior to, at the time of, or within 120 days after the acquisition of such property for the purpose of financing all or any part of the purchase price thereof; (iv) Mortgages on property constructed or improved after the date of the applicable Indenture by the Company or any Restricted Subsidiary which are created or assumed to secure the payment of all or any part of the cost of such construction or improvement, provided, however, that any such Mortgage shall not apply to any property owned by the Company or any Restricted Subsidiary prior to the date of the applicable Indenture; (v) Mortgages on property of the Company or a Restricted Subsidiary to secure the payment of all or any part of the costs incurred after the date of the applicable Indenture of exploration, drilling, mining or development of such property for the purposes of increasing the production and sale of oil, gas and other minerals or any Debt incurred to provide funds for all or any such purposes; (vi) Mortgages which secure only Debt of a Restricted Subsidiary owed to the Company or to another Restricted Subsidiary; (vii) Mortgages in favor of the United States or any state or governmental instrumentality thereof securing payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject thereto and (viii) any extension, renewal or replacement, in whole or in part, of any of the Mortgages referred to in the foregoing clauses (i) through (vii), inclusive, or of any Debt secured thereby. (Section 1004)

        The Company and any one or more Restricted Subsidiaries will be permitted to issue, assume or guarantee Debt secured by Mortgages, which would otherwise be subject to the foregoing restrictions, in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Debt of the Company and its Restricted Subsidiaries which would otherwise be subject to the foregoing restrictions (not including the Debt permitted to be secured under clauses (i) through (viii), inclusive, above) and all Attributable Debt (as hereafter defined) in respect to Sale and Leaseback Transactions (as hereafter defined) entered into pursuant to the provisions of clause (i) described under "-- Limitations on Sale and Leaseback Transactions" below (not including any such Sale and Leaseback Transactions permitted under clauses (i) through (viii) above), does not at any time exceed ten percent of the Consolidated Net Tangible Assets (as hereafter defined) of the Company and its Restricted Subsidiaries.

        Under the terms of the Senior Indenture, the sale or transfer of (i) oil, gas or other minerals in place for a period of time only, or in an amount such that the transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such oil, gas and other minerals or (ii) any other interest in property of the character commonly referred to as a "production payment," will not be deemed to create Debt secured by a Mortgage.

        Limitations on Sale and Leaseback Transactions. The Senior Indenture provides that neither the Company nor any Restricted Subsidiary will enter into any Sale and Leaseback Transaction (as hereafter defined) with any person (except the Company or a Restricted Subsidiary), unless: (i) the Company or such Restricted Subsidiary would be entitled to incur such indebtedness in a principal amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction, secured by a Mortgage on the property subject to such Sale and Leaseback Transaction pursuant to the provisions described under "-- Limitations on Liens" above without equally and ratably securing the Senior
Debt Securities pursuant to such covenant; (ii) after the date on which the Senior Debt Securities are originally issued and within a period commencing 180 days prior to the consummation of such Sale and Leaseback Transaction and ending 180 days after the consummation thereof, the Company or such Restricted Subsidiary shall have expended for property used or to be used in the ordinary course of business of the Company and the Restricted Subsidiaries (including amounts expended for the acquisition, exploration, drilling and development thereof, and for additions, alterations, repairs and improvements thereto) an amount equal to all or a portion of the net proceeds of such Sale and Leaseback Transaction and the Company shall have elected to designate such amount as a credit against such Sale and Leaseback Transaction (with any amount not being so designated to be applied in clause (iii) below) or (iii) the Company, during the 365-day period after the effective date of such Sale and Leaseback Transaction, shall have applied to the voluntary defeasance or retirement of any Senior Indebtedness (as hereafter defined) an amount equal to the greater of (a) the net proceeds of the sale or transfer of the property leased in such Sale and Leaseback Transaction and (b) the fair value, as determined by the Board of Directors of the Company, of such property at the time of entering into such Sale and Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by the Company or any Restricted Subsidiary as set forth in clause (ii) above), less an amount equal to the principal amount of Senior Indebtedness voluntarily defeased or retired by the Company within such 365-day period and not designated as a credit against any other Sale and Leaseback Transaction entered into by the Company or any Restricted Subsidiary during such period. (Section 1005)

        Certain Definitions. The Senior Indenture will contain definitions of certain terms used in such Indenture, including the following:

        "Attributable Debt" means, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equal to the Company's then current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semiannual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale and Leaseback Transaction (including any period for which such lease has been extended).

        "Consolidated Net Tangible Assets" means the total amount of assets included in the consolidated balance sheet of the Company and its Restricted Subsidiaries (less depreciation, depletion, valuation and other reserves) after deducting: (i) all current liabilities; (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles; (iii) investments in and advances to Subsidiaries that are not Restricted Subsidiaries and (iv) minority interests in the equity of Restricted Subsidiaries.

        "Debt" means any notes, bonds, debentures or other similar evidences of indebtedness for borrowed money.

        "Hydrocarbons" means oil, gas and other liquid or gaseous hydrocarbons.

        "Mineral Interests" means leasehold and other interests of the Company or a Restricted Subsidiary in or under oil, gas or other mineral fee interests, overriding royalty and royalty interests and any other interest in Hydrocarbons and any other interest in minerals in place wherever located and classified by the Board of Directors of the Company as capable of producing Hydrocarbons by the Company or a Restricted Subsidiary, except any such interest which in the opinion of the Board of Directors of the Company is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries.

        "Mortgage" means any mortgage, lien, security interest, pledge, charge or other encumbrance.

        "Restricted Subsidiary" means any subsidiary of the Company the assets of which comprise in excess of 15 percent of total consolidated assets of the Company and its consolidated subsidiaries as included in the latest audited consolidated balance sheet contained in the latest annual report sent to the Company's shareholders. As of December 31, 1995 (giving pro forma effect to the EDC Acquisition), Samedan Oil Corporation and Energy Development Corporation were the only subsidiaries of the Company that would qualify as Restricted Subsidiaries.

        "Sale and Leaseback Transaction" means any arrangement with any person providing for the leasing to the Company or any Restricted Subsidiary, for a period of more than three years, of any real or tangible personal property which has been, or is to be, sold or transferred by the Company or such Restricted Subsidiary to such person in contemplation of such leasing.

        "Senior Indebtedness" means the principal of and premium, if any, and unpaid interest on the following, whether outstanding at the date of the applicable Indenture or thereafter incurred or created: (i) indebtedness of the Company for money borrowed (including purchase money obligations) evidenced by notes or other written obligations; (ii) indebtedness of the Company evidenced by notes, debentures, bonds or other securities issued under the provisions of an indenture or other similar instrument; (iii) obligations of the Company as lessee under capitalized leases and under leases of property made as part of any Sale and Leaseback Transaction; (iv) obligations of the Company in respect of letters of credit issued for its account and swaps of interest rates (and other interest rate hedging agreements) to which the Company is a party; (v) indebtedness of others of any kinds described in the preceding clauses (i) through (iv) assumed or guaranteed by the Company and (vi) renewals, extensions and refundings of, and indebtedness and obligations of a successor person issued in exchange for or in replacement of, indebtedness or obligations of the kind described in the preceding clauses (i) through (v); provided, however, that the following will not constitute Senior Indebtedness: (a) any indebtedness or obligation which by its terms refers explicitly to the Subordinated Debt Securities or other subordinated debt and states that such indebtedness and obligation shall not be senior in right of payment thereto;
(b) any indebtedness or obligation of the Company in respect of the Subordinated Debt Securities and (c) any indebtedness or obligation of the Company to a subsidiary.

PROVISIONS APPLICABLE TO THE SUBORDINATED INDENTURE

        The Subordinated Debt Securities will rank junior to the Senior Debt Securities and all other unsecured and unsubordinated indebtedness of the Company and pari passu with all other subordinated debt of the Company.

        Subordination

        Payment of the principal of and premium, if any, and interest on the Subordinated Debt Securities will be subordinated in right of payment, as set forth in the Subordinated Indenture, to the prior payment in full of all Senior Indebtedness of the Company when due in accordance with the terms thereof. (Section 1401)

        There are no restrictions on the creation of Senior Indebtedness (as defined in the Senior Indenture) in the Subordinated Indenture.

        By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceeding, Holders of Subordinated Debt Securities may recover less, ratably, than Holders of Senior Indebtedness and other general creditors of the Company, and, upon any distribution of assets, the Holders of Subordinated Debt Securities will be required to pay over their share of such distribution to the Holders of Senior Indebtedness until such Senior Indebtedness is paid in full. In addition, if any Subordinated Debt Securities are declared due and payable prior to their stated maturity, or in the event of any default in the payment of principal of or premium, if any, or interest on any Senior Indebtedness beyond any applicable grace period, or in the event of any default with respect to Senior Indebtedness that would permit acceleration of the maturity thereof, or in the event a judicial proceeding is pending with respect to any such Senior Indebtedness default, the Holders of Senior Indebtedness will be entitled to be paid in full before any payments may be made to the Holders of Subordinated Debt Securities. (Sections 1401, 1402 and 1403)

                              PLAN OF DISTRIBUTION

        The Company may sell Debt Securities to or through one or more underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents or through a combination of any such methods of sale.

        The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        In connection with the sale of Debt Securities, underwriters or agents may receive compensation from the Company or from purchasers of Debt Securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of the Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter will be identified, and any such compensation received from the Company will be described, in a Prospectus Supplement delivered with this Prospectus.

        Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against or contribution toward certain liabilities, including liabilities under the Securities Act and to reimbursement by the Company for certain expenses.

        If so indicated in the Prospectus Supplement, the Company may issue Debt Securities to or through underwriters, agents or dealers in connection with the conversion or redemption of its outstanding securities.

        All Debt Securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom such Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

        Certain of the underwriters, dealers or agents may engage in transactions with and perform services for the Company in the ordinary course of business.

        The specific terms and manner of sale of offered Debt Securities are set forth or summarized in the Prospectus Supplement.


                                    EXPERTS

        The consolidated financial statements of Noble Affiliates, Inc. incorporated by reference in this Prospectus, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" as discussed in Note 9 to the consolidated financial statements.

        The consolidated financial statements incorporated into this prospectus by reference from EDC's report appearing in Form 8-K (Date of Event: July 31, 1996) of Noble Affiliates, Inc., as amended, as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        Estimates of EDC's proved reserves as of July 1, 1996 prepared by Miller and Lents, Ltd., independent petroleum consultants, are set forth in the Company's Form 8-K (Date of Event: July 31, 1996), as amended, which is incorporated by reference in this Prospectus. Such estimates are incorporated by reference herein in reliance upon the authority of said firm as experts in estimating proved reserves.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                              _________________________

                                  TABLE OF CONTENTS

                                                                PAGE
                                                                ----
                                PROSPECTUS SUPPLEMENT

                 Disclosure Regarding
                   Forward-Looking Statements  . . . . . . .     S-1
                 Oil and Gas Terminology . . . . . . . . . .     S-1
                 Summary   . . . . . . . . . . . . . . . .       S-2
                 Use of Proceeds . . . . . . . . . . . . . .     S-6
                 Price Range of Common Stock
                   and Dividends . . . . . . . . . . . . . .     S-6
                 Capitalization  . . . . . . . . . . . . . .     S-7
                 Recent Developments . . . . . . . . . . . .     S-8
                 Certain Terms of the [Debt Securities]  . .     S-8
                 Certain United States Federal Income
                   Tax Consequences  . . . . . . . . . . . .     S-8
                 Underwriting  . . . . . . . . . . . . . . .     S-9
                 Validity of the [Debt Securities] . . . . .     S-9

                                     PROSPECTUS
                 Available Information . . . . . . . . . . .       2
                 Incorporation of Certain Documents by
                    Reference  . . . . . . . . . . . . . . .       3
                 The Company . . . . . . . . . . . . . . . .       4
                 Use of Proceeds . . . . . . . . . . . . . .       7
                 Selected Financial Data . . . . . . . . . .       8
                 Description of Debt Securities  . . . . . .      10
                 Plan of Distribution  . . . . . . . . . . .      22
                 Experts   . . . . . . . . . . . . . . . . .      22





                                $_______________





                             NOBLE AFFILIATES, INC.





                               [DEBT SECURITIES]





                             PROSPECTUS SUPPLEMENT


                                 [UNDERWRITERS]





                                _________, 199__

                                  P A R T  II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   Except for the SEC registration fee, all expenses are estimated. All such expenses will be paid by the Registrant.

   SEC registration fee   . . . . . . . . . . . . . . . . . . .     $   174,243
   New York Stock Exchange listing fee  . . . . . . . . . . . .            *
   Trustee's fees and expenses (including legal fees)   . . . .            *
   Accounting fees and expenses   . . . . . . . . . . . . . . .            *
   Legal fees and expenses  . . . . . . . . . . . . . . . . . .            *
   Printing expenses  . . . . . . . . . . . . . . . . . . . . .            *
   Blue sky fees and expenses (including legal fees)  . . . . .            *
   Rating agency fees   . . . . . . . . . . . . . . . . . . . .            *
   Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . .            *
                                                                    -----------
       Total  . . . . . . . . . . . . . . . . . . . . . . . . .     $
                                                                    ===========

--------------------------
*        To be provided by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant is a Delaware corporation. Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has the power to indemnify its directors and officers, subject to certain limitations.

         Reference is made to Article VI of the Bylaws of the Registrant, which
Article is filed as part of Exhibit 3.2 hereto and provides for indemnification of directors and officers of the Registrant under certain circumstances.

         Pursuant to the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Registrant, filed as Exhibit 3.1 hereto, limits the personal liability of the directors of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances.

         The Registrant entered into an Indemnity Agreement with each of the directors and bylaw officers of the Registrant as of March 1, 1996 which provides certain protections to such persons against legal claims and related expenses. The Indemnity Agreements are filed as Exhibit 10.18 to the Registrant's Form 10-K for the year ended December 31, 1995.

         The Registrant also maintains insurance to protect itself and its directors, officers, employees and agents against expenses, liabilities and losses incurred by such persons in connection with their service in the foregoing capacities.

         The foregoing summaries are necessarily subject to the complete text of the statute, bylaw, agreement, certificate of incorporation and insurance policy referred to above and are qualified in their entirety by reference thereto.

ITEM 16.  EXHIBITS.

         The following exhibits are filed as part of this Registration
Statement:

      NUMBER                                                EXHIBIT
      ------                                                -------
       2.1         --       Stock Purchase Agreement dated as of July 1, 1996, between Samedan Oil
                            Corporation and Enterprise Diversified Holdings Incorporated (filed as Exhibit
                            2.1 to the Registrant's Current Report on Form 8-K (Date of Event: July 31,
                            1996) dated August 13, 1996 and incorporated herein by reference).

       3.1         --       Certificate of Incorporation, as amended, of the Registrant as currently in effect (filed as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for
                            the year ended December 31, 1987 and incorporated herein by reference).

       3.2         --       Composite copy of the Bylaws of the Registrant as currently in effect (filed as
                            Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended
                            December 31, 1992 and incorporated herein by reference).

       4.1         --       Form of Indenture to be entered into relating to the Senior Debt Securities.

       4.2         --       Form of Indenture to be entered into relating to the Subordinated Debt
                            Securities.

       4.3         --       Indenture dated as of October 14, 1993 between the Registrant and U.S. Trust
                            Company of Texas, N.A., as Trustee, relating to the Registrant's 7 1/4% Notes
                            Due 2023, including form of the Registrant's 7 1/4% Note Due 2023 (filed as
                            Exhibit 4.1 to the Registrant's quarterly report on Form 10-Q for the quarter ended September 30, 1993 and incorporated herein by reference).

       4.4         --       Credit Agreement dated as of July 31, 1996 among the Registrant, as borrower, certain commercial lending institutions which are or may become a party thereto, as lenders (filed as Exhibit 10.1 to the Registrant's current report on Form 8-K (Date of Event: July 31, 1996), filed on August 13, 1996 and incorporated herein by reference).

       4.5         --       First Amendment to Credit Agreement dated as of October 15, 1996 among the
                            Registrant, as borrower, certain commercial lending institutions which are or may become parties thereto, as lenders, and Union Bank of Switzerland, Houston
                            Agency, as agent for the lenders (filed as Exhibit 4.2 to the Registrant's
                            Registration Statement on Form S-3 (No. 333-14275) and incorporated herein by reference).

       5.1         --       Opinion of Thompson & Knight, P.C. (to be filed by amendment).

       12.1        --       Computation of Ratio of Earnings to Fixed Charges.

       23.1        --       Consent of Arthur Andersen LLP.

       23.2        --       Consent of Deloitte & Touche LLP.

       23.3        --       Consent of Thompson & Knight, P.C. (included in their opinion to be filed as
                            Exhibit 5.1).

       23.4        --       Consent of Miller & Lents, Ltd.

       24.1        --       Powers of Attorney Authorizing Signatures (contained on Signature Pages included in Part II of the Registration Statement).

       25.1        --       Statement(s) of Eligibility and Qualification under the Trust Indenture Act of
                            1939, as amended, on Form T-1 of the trustee(s) (to be filed by amendment).

ITEM 17.  UNDERTAKINGS.

         (a)     Rule 415 offering.

         The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Filings incorporating subsequent Exchange Act documents by reference.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h)     Acceleration of effectiveness.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (i)     Rule 430A.

         The undersigned Registrant hereby undertakes that:

                 (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                 (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (j) Qualification of trust indenture under the Trust Indenture Act of 1939 for delayed offerings.

         The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended, in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ardmore, State of Oklahoma, on the 26th day of December, 1996.

                                        NOBLE AFFILIATES, INC.


                                        By:       /s/ Robert Kelley
                                           -------------------------------------
                                                      Robert Kelley
                                                  Chairman of the Board,
                                           President and Chief Executive Officer



         Each person whose signature appears below constitutes and appoints Robert Kelley and William D. Dickson, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign on his behalf individually and in each capacity stated below any amendment (including post-effective amendments), to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              Signatures and Titles                               Date
              ---------------------                               ----



                   /s/ Robert Kelley                        December 26, 1996
----------------------------------------------------
                  Robert Kelley
     Chairman of the Board, President, Chief
    Executive Officer and Director (Principal
                Executive Officer)



              /s/ William D. Dickson                        December 26, 1996
----------------------------------------------------
                William D. Dickson
      Vice President - Finance and Treasurer
      (Principal Financial [and Accounting] Officer)

              Signatures and Titles                               Date
              ---------------------                               ----



                 /s/  Alan A. Baker                         December 26, 1996
----------------------------------------------------
                  Alan A. Baker
                     Director


               /s/ Michael A. Cawley                        December 26, 1996
----------------------------------------------------
                Michael A. Cawley
                     Director



                  /s/ Edward F. Cox                         December 26, 1996
----------------------------------------------------
                  Edward F. Cox
                     Director



                   /s/ James C. Day                         December 26, 1996
----------------------------------------------------
                   James C. Day
                     Director


               /s/ Harold F. Kleinman                       December 26, 1996
----------------------------------------------------
                Harold F. Kleinman
                     Director



                /s/ George J. McLeod                        December 26, 1996
----------------------------------------------------
                 George J. McLeod
                     Director

                               INDEX TO EXHIBITS


  EXHIBIT NUMBER
  --------------
       2.1         --       Stock  Purchase  Agreement  dated  as  of July  1,  1996,  between  Samedan  Oil
                            Corporation and  Enterprise Diversified Holdings Incorporated  (filed as Exhibit
                            2.1  to the  Registrant's Current Report  on Form  8-K (Date  of Event: July 31,
                            1996) dated August 13, 1996 and incorporated herein by reference).

       3.1         --       Certificate  of Incorporation,  as amended,  of the  Registrant as  currently in effect (filed  as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for
                            the year ended December 31, 1987 and incorporated herein by reference).

       3.2         --       Composite copy  of the Bylaws of the Registrant as currently in effect (filed as
                            Exhibit 3.2 to  the Registrant's Annual Report  on Form 10-K for  the year ended
                            December 31, 1992 and incorporated herein by reference).

       4.1         --       Form  of  Senior Indenture  to  be  entered into  relating  to  the Senior  Debt
                            Securities.

       4.2         --       Form of Subordinated Indenture to  be entered into relating to the  Subordinated
                            Debt Securities.

       4.3         --       Indenture dated as  of October 14,  1993 between the  Registrant and U.S.  Trust
                            Company of Texas, N.A.,  as Trustee, relating to  the Registrant's 7 1/4%  Notes
                            Due 2023,  including form of  the Registrant's  7 1/4% Note Due  2023 (filed  as
                            Exhibit 4.1  to the Registrant's quarterly  report on Form 10-Q  for the quarter ended September 30, 1993 and incorporated herein by reference).

       4.4         --       Credit Agreement  dated as of July  31, 1996 among the  Registrant, as borrower, certain  commercial lending  institutions  which  are  or  may  become  a  party thereto, as lenders (filed  as Exhibit 10.1 to  the Registrant's current  report
                            on Form  8-K (Date  of Event:   July  31, 1996),  filed on August  13, 1996  and
                            incorporated herein by reference).

       4.5         --       First  Amendment to  Credit Agreement  dated as  of October  15, 1996  among the
                            Registrant,  as borrower, certain  commercial lending institutions  which are or may become parties  thereto, as lenders, and Union  Bank of Switzerland, Houston
                            Agency,  as agent  for the  lenders (filed  as Exhibit  4.2 to  the Registrant's
                            Registration  Statement on Form S-3  (No. 333-14275) and  incorporated herein by reference).

       5.1         --       Opinion of Thompson & Knight, P.C. (to be filed by amendment).

       12.1        --       Computation of Ratio of Earnings to Fixed Charges.

       23.1        --       Consent of Arthur Andersen LLP.

       23.2        --       Consent of Deloitte & Touche LLP.

       23.3        --       Consent  of Thompson &  Knight, P.C. (included in  their opinion to  be filed as
                            Exhibit 5.1).

       23.4        --       Consent of Miller & Lents, Ltd.

       24.1        --       Powers  of  Attorney  Authorizing   Signatures  (contained  on  Signature  Pages
                            included in Part II of the Registration Statement).

       25.1        --       Statement(s) of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, on Form T-1 of the trustee(s) (to be filed by amendment).